Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners update on Romeoville leak clean-up

HOUSTON, Sept. 10, 2010 – Enbridge Energy Partners, L.P. (“The Partnership”) (NYSE:EEP) provides this update on the progress of clean-up efforts in response to the leak that occurred on Line 6A of the Lakehead System in Romeoville, Illinois, on Sept. 9, 2010.

The health and safety of the public and of the people working on the clean-up remain Enbridge’s top priority as we respond to the leak.

“We express our apologies to the businesses in Romeoville and surrounding areas for the disruption, and extend our appreciation to emergency responders and regulatory agencies for their professional, diligent and supportive actions,” said Terrance McGill, President of the Partnership.

There are now about 200 personnel working on scene and the leak site has been contained. Neither the size nor the cause of the leak has been determined.

“Crews worked through the night to contain the oil,” said Mr. McGill. “As a result of their efforts, the site has now been isolated and the oil contained. No new oil is reaching the roadway, the nearby ditch or the retention pond. Enbridge expects to begin excavating the pipeline leak site today or early tomorrow.”

“Enbridge’s focus is now on removing the oil from the retention pond, roadway and ditch,” said Mr. McGill. “We are bringing all available resources to bear to safely and effectively complete this work.”

The clean-up is being conducted in compliance with all government regulations and Enbridge’s own stringent standards for safety and the environment. Plans for remediation and reclamation of the site will be developed with the input of affected stakeholders and environmental regulators, the state and federal authorities.

Enbridge was notified of the leak at 12:28 p.m. Central Time on Sept. 9, 2010. The line was shut down immediately. Enbridge’s schedulers are working with shippers to divert crude oil volumes to other available pipelines and storage facilities. There is no current estimate of when the Line 6A could be restarted.

Enbridge requests that anyone who sees wildlife in distress contact our hotline at 1-877-440-7158. Members of the public should not approach or touch any wildlife affected by the leak. Focus Wildlife and U.S Fish & Wildlife have been notified and will be on site.

Line 6A is a 34-inch, 670,000 barrel-per-day line transporting light synthetics, heavy and medium crude oil from Superior, Wisconsin, to Griffith, Indiana. It is part of the Partnership’s Lakehead System. At the time of the leak the pipeline was transporting about 459,000 barrels per day of heavy crude.

Continuing updates on this incident are available at romeoville.enbridgeus.com.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 per cent of refinery demand in that region. EEP’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2 billion cubic feet of natural gas daily.

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Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although Enbridge and its affiliate EEP believe that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in the Canadian securities filings for ENB, and American SEC filings for ENB and EEP. While Enbridge and EEP make these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, Enbridge and EEP assume no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Terri Larson

(713) 353-6317

Toll free: 1-888-992-0997

Email: terri.larson@enbridge.com

or

Investment Community

Douglas Montgomery

Toll-free: (866) EEP INFO or (866) 337-4636

Email: eep@enbridge.com

Website: www.enbridgeus.com